Exhibit 99.1

ImClone Systems Incorporated (ticker: IMCL, exchange: NASDAQ) News Release - 5/27/03

ImClone Systems Incorporated Receives $6 Million Payment From Merck KGaA For Achievement Of ERBITUX-TM- Manufacturing Milestone

NEW YORK–(BUSINESS WIRE)–May 27, 2003–

Milestone Relates to Merck KGaA’s Receipt of License From German Regulatory Authority for Import of ERBITUX(TM)

ImClone Systems Incorporated (Nasdaq: IMCLE) announced today that it has received a $6 million payment from Merck KGaA for achieving a manufacturing-related milestone under the Companies’ license agreement for ERBITUX(TM). Upon payment, ImClone Systems issued 334,471 shares of ImClone Systems’ common stock to Merck KGaA, representing the sale of these shares at a ten percent premium to market value as provided in the license agreement. In December 1998, Merck KGaA licensed from ImClone Systems the right to develop ERBITUX outside of the U.S. and Canada and the co-exclusive right to develop ERBITUX in Japan.

The milestone relates to Merck KGaA’s receipt on April 16, 2003 of an import license from the German state regulatory authority (the Regierungspraesidium Darmstadt) in Darmstadt, where Merck KGaA is headquartered. The import license allows Merck KGaA to import ERBITUX supply manufactured at ImClone Systems’ manufacturing facilities in Somerville, New Jersey directly into Germany. In order to secure the import license and the subsequent milestone payment, ImClone Systems’ manufacturing facilities went through an inspection by a team of European regulators that included members of the Regierungspraesidium Darmstadt and the Paul Ehrlich Institute.

“The achievement of this milestone is significant because it certifies that our manufacturing facilities operate and manufacture ERBITUX according to current Good Manufacturing Practices as defined under German drug law, a requirement for importing ERBITUX supply directly to Merck KGaA in Germany,” stated S. Joseph Tarnowski, Ph.D., Senior Vice President of Manufacturing Operations and Product Development. “We are also pleased that Merck KGaA received an import license as a result of our successful inspection because it represents the most rigorous and detailed inspection that ImClone Systems’ manufacturing facilities have undergone by a regulatory authority to date.“

About ERBITUX(TM) (Cetuximab)

ERBITUX is an investigational IgG1 monoclonal antibody designed to target and block the epidermal growth factor receptor (EGFR), which is expressed on the surface of certain cancer cells in multiple tumor types. ERBITUX is designed to bind to EGFR and prevent natural ligands called growth factors from binding to the receptor and inducing phosphorylation (activation of signaling to the tumor). The most common drug-related adverse events reported in clinical trials of cetuximab have been an acne-like rash and asthenia. Severe allergic reactions may occur in a small percentage of patients. Additional information about ERBITUX can be found at www.cetuximab.com.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing a portfolio of targeted biologic treatments, designed to address the medical needs of patients with cancer. The Company’s three programs include growth factor blockers, angiogenesis inhibitors and cancer vaccines. ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems is headquartered in New York City with additional administration, manufacturing and laboratory facilities in Somerville, New Jersey and Brooklyn, New York.

The matters discussed in this news release may include forward-looking statements which involve potential risks and uncertainties. Important factors that may cause actual results to differ materially include, but are not limited to, the risks and uncertainties associated with completing pre-clinical and clinical trials of the company’s compounds that demonstrate such compounds’ safety and effectiveness; obtaining additional financing to support the company’s operations; obtaining and maintaining regulatory approval for such compounds and complying with other governmental regulations applicable to the company’s business; obtaining the raw materials necessary in the development of such compounds; consummating and maintaining collaborative arrangements with corporate partners for product development; achieving milestones under collaborative arrangements with corporate partners; developing the capacity to manufacture, market and sell the company’s products, either directly or with collaborative partners; developing market demand for and acceptance of such products; competing effectively with other pharmaceutical and biotechnological products; obtaining adequate reimbursement from third party payers; attracting and retaining key personnel; legal costs and the outcome of outstanding legal proceedings and investigations; obtaining patent protection for discoveries and risks associated with commercial limitations imposed by patents owned or controlled by third parties. The company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	ImClone Systems Incorporated Andrea F. Rabney, 646/638-5058 (Investors) Jason E. Farber, 646/638-5063 (Media)
or
Abernathy MacGregor Andrew Merrill or David Pitts, 212/371-5999 (Media)

SOURCE:	ImClone Systems Incorporated